Inuvo, Inc.
Fourth Quarter and Full Year 2013 Conference Call
March 10, 2014

Operator:
Good day, ladies and gentlemen.  Thank you for standing by.  Welcome to the Inuvo Inc. Fourth Quarter Full Year 2013 Conference Call.  During today's presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be open for questions.  If you have a question, please press the star, followed by the one on your touch-tone phone.  Please press the star, zero for operator assistance at any time.  For participants using speaker equipment, it may be necessary to pick up your handset before making your selection.  This conference is being recorded today, Monday, March 10th, 2013.

I would now like to turn the conference over to Mr. Alan Sheinwald of Alliance Advisors.  Please go ahead, sir.

Alan Sheinwald:
Thank you, Operator, and good afternoon.  I'd like to thank everyone for joining us today for the Inuvo Fourth Quarter and Full Year 2013 Shareholder Update Conference Call.   Mr. Richard Howe, Chief Executive Officer and Mr. Wally Ruiz, Chief Financial Officer of Inuvo will be your presenters on the call today.

Before we begin, I am going to review the Company's Safe Harbor statement.  The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events, and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties and actual results may differ materially.  When used in this call the words: anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to Inuvo, Inc. are as such a forward-looking statement.  Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by Inuvo at this time.  In addition, other risks are more fully described in Inuvo's public filings with the U.S. Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that out of the way, I'd now like to congratulate management on another successful quarter and introduce Mr. Richard Howe, CEO of Inuvo.  Rich, the floor is yours.

Richard Howe Comments:

Thank you Alan, and thanks everyone for joining us today.

A year ago we were entering 2013 with a number of key issues that needed to be address if we were going to continue to be successful building Inuvo into the kind of company we would all want to own.

Among those issues was the need to lower operating expenses and produce a profit within the business - the need to transition away from the Toolbar product - and - the desire to expand our Partner segment into mobile.

We had a plan to address each of these issues and I’m pleased to report that the plan has worked very well. I would like to start the discussion today by providing you with more detail about those plans and the results we’ve seen associated with them. Later on in the discussion, I will give you a sense of what we will be focused on in 2014.

Firstly, we all knew it was time to build a scalable foundation for our business, one that was supported by profitability. This was really the only way we felt we could put ourselves in a position to make the kinds of investments required to expand into higher value, higher growth lines of business that were aligned more closely with the future of the internet.

Now, as you all know quite well from our previous conference calls, we addressed this issue very early in the year by making a conscious and calculated decision to move the company and I suppose if we had moved down the street from our original location, the story might have ended there, but that’s not what we did.

Rather, we decided to take advantage of certain relationships we had in the State of Arkansas where we could secure a grant to fund the move and where we all felt confident we could mitigate the biggest risk associated with that move, which was the replacement of personnel who would not be able to relocate to the new location.

To put this in perspective, this represented almost 2/3 of the Company’s employees so it shouldn’t be a surprise that we were also very concerned about our ability to keep the company growing through a transformation as disruptive as this one…….and the results here really speak for themselves.

Operating expenses year over year declined over $8 million dollars between 2012 and 2013 and because of that, the company delivered a GAPP Net Income of roughly $1/2 million dollars in the year, up from a loss of over $7 million dollars in 2012. That’s a $7.5 million dollar swing in Profitability and a significant accomplishment and milestone for our company.

The teams’ implementation here was well planned and well executed but more importantly, it has set the company up for continued profitability into the future and positioned the company well for its continued transformation into higher value, higher growth lines of business. Delivering ½ million of GAPP profit, like we did in 2013, is not common for public companies of our size.

Our Second plan for the year involved the Toolbar product, the market for which was declining quickly and the future of which was in question for a number of reasons that included technological changes, the shift to mobile and decreasing consumer demand.

Coming into the year we saw increasing marketing restrictions related to downloadable software and we also saw the major browser developers increasingly restricting the manner in which technology additions to the browser could be incorporated.

Both of these issues were very likely to have an impact on our desktop based Toolbar product and as a result, we needed a plan to transition away from that product and into other products whose business models were less susceptible to such market changes and that would ideally capitalize on our existing relationships and competencies. No small task for a company of our size.

It’s important to note in this context that the Toolbar did $23.4 million dollars in revenue in 2012. That same business did $10.5 million dollars in 2013 and as we accelerate the transition of this business in the first quarter of 2014, it will be almost totally transitioned within the 2014 calendar year.

Additionally, and effective in Q1 2014, we are no longer spending any marketing dollars promoting this product, electing alternatively to allocate that spend towards the newer ALOT products in the Owned and Operated segment.

Now, our topline results show that we’ve not only replaced nearly $13 million dollars of Toolbar revenue in the year, but also grown the Company overall in 2013 and the main reason for that stems from the success we’ve had with our Owned and Operated web and mobile strategy.

A year ago this business had almost no revenue associated with it. Today, it has an annualized run rate of almost $15 million dollars. As a side note, we also saw solid growth in the Partner business in 2013. So overall, our growth has to a large degree been constrained by the transition of the Toolbar product.

If we look at the Company without the Toolbar between 2012 and 2013, the business went from $30 million to $44.5 million, growing almost 50% year-over-year.

This underlying growth rate, fueled by initiatives in both segments, is yet another significant accomplishment for the Company in 2013; one where we not only built the technology that now allows us to rapidly deploy numerous content rich desktop and mobile properties, but also puts us in much greater control of our own destiny.

We effectively launched 4 new ALOT branded websites in 2013, each of which is accessible across desktop, tablet and mobile phones and we fully expect to launch many more in 2014. The acquisition of Vertro in 2012 is what has provided the means to grow this new complimentary business, which leverages the assets from that transaction.

Additionally, and given the synergy that exists between web properties and mobile applications, we also have expansion goals within our O/O business that include mobile application development and while we haven’t talked much about this in the past, we do have a number of mobile applications in market right now that we are using as test cases for the model and already have roughly 100,000 active users of those applications.

The applications are currently being distributed principally through the Google Play App Store where the user base has grown almost entirely organically.

Now, owning our own mobile applications offers us another significant competitive advantage. It provides a way for us to test, in market, various ad presentment formats we intend to offer through our Business-to-Business Partner Segment…and this provides a good Segway to our Third objective for the year, which was to position ourselves in 2014 for mobile expansion of the Partner Segment.

It’s important to note that while we segment our business into Partner and Owned & Operated, internally we really view the collective Network of websites and applications across these segments as a marketplace we manage and there are some clear advantages that derive from having our own collection of websites and applications within that Network.

This model has allowed us to innovate first on our own properties where we can control the implementations and rapidly make changes. This then allows us, through controlled testing, to find advertising solutions that could potentially offer attractive returns for Partners and when we find such pockets of opportunity, we then commercialize them for distribution more broadly.

This has been the case with our mobile advertising objectives in 2013. With reasonable scale and using a combination of the owned applications and a number of partners, we have been able to test ad presentment types and channels in an effort to assure proper functioning of technology and adequate return based on advertising click through rates specifically on mobile devices.

As a result of our efforts in 2013, we feel we are now getting closer to being able to deliver mobile advertising solutions at scale and therefore able to focus on growth for this part of the Partner Expansion goals for the Company in 2014.

We are now estimating that in 2014, as much as $10 million dollars of our revenue overall could be directly related to mobile activity across the business as we accelerate the execution of the companies overall mobile mission.

2013 was a solid year and we exited the year with a better mix of products and a better foundation for growth in the future. As a result of executing on the plans described earlier, we were able to grow the Company to $55 million in annual revenue and improve the profitability $7.5 million dollars year over year.

Now, before I transition to Wally, I’d also like to talk a little about the fluctuations in revenue that occur within our business. At its current size, our business really is best viewed on an annual basis because management builds strategies, like those discussed throughout this call, based on yearly and sometimes multiple year objectives.

Many of the marketing programs, technological developments and/or channel expansion plans we initiate within any given year do not lend themselves to monthly or quarterly timeframe success measurements.

The 2013-year was a good example of this in practice. We had uncharacteristically high revenue in Q1 based on investments made in Q4 2012 that were not continued due to their low return on investment and strategic fit.

We had a more normal Q2 and Q3, typically our best quarters and that was followed by a lower Q4 at $11.4 million dollars, which again is typical for Inuvo based on seasonality, was something we talked about on our Q3 call and, had more than $5 million less Toolbar revenue year-over-year in the quarter.

Our typical monthly revenue curve involves lower revenues from November through March following the holiday season and picking back up from April through October. Our typical daily revenue curve involves highest revenues on Monday through Thursday with a slow down Friday through Sunday.

I’d like to now turn the call over the Wally for a more detailed accounting of our year-end results, Wally?

Wally Ruiz Comments:
Thank you Rich and good afternoon everyone.  Thank you for joining us today to discuss the company's financial results for the fourth quarter of 2013.  My comments will refer to the press release and 10-K filed earlier today.

Inuvo reported net revenue of $11.4 million in the fourth quarter of 2013, a $4.8 million decrease from the fourth quarter last year. For the year ended December 31, 2013, the company reported overall net revenue of $55 million; a 3% increase compared to last year.

The Partner Segment, which delivers advertisements to our partner’s websites and applications and represents 65% of the company’s total revenue in 2013, reported net revenue of $7.6 million in the current quarter; a $1.8 million decrease from the same quarter last year. The decrease within the Partner Segment in the fourth quarter 2013 over last year is due to an uncharacteristically high quarter last year and to our efforts to transition away from publishers that focus heavily on marketing models with non-standard traffic sources, the result of which, the Company shutting down a number of such publishers in the quarter and establishing a reserve of approximately $263,000 from revenue. For the year ended December 31, 2013, the Partner Segment revenue was up from $25.9 million in 2012 to $35.9 million in 2013; a 39% growth rate.

The Owned & Operated Segment delivers advertisements to websites and applications that Inuvo designs, builds and markets under the aLOT brand. The Owned & Operated Segment reported $3.8 million of revenue in the fourth quarter of 2013, a $3 million decrease from the same quarter last year. As Rich mentioned, our decision to transition away from the ToolBar products was the primary reason for the decline. The ToolBar revenue was $1.2 million in the fourth quarter this year, down $5.3 million from the $6.5 million reported in the same quarter last year. For the year ended December 31, 2013, the Owned & Operated Segment reported revenue of $19.1 million, $8.3 million lower than last year. Of the lower revenue, the ToolBar was nearly $13 million.

Gross profit was $5.3 million in the fourth quarter of 2013 compared to $8.8 million last year; and gross profit for the year 2013 was $26.2 million compared to $27.7 million last year. The lower gross profit this year is due to the Owned & Operated Segment revenue being a lower portion of the total revenue this year compared to last year, the reserve charged to the Partner Segment revenue in the fourth quarter of 2013, and increased affiliate costs associated with growth in the Partner Segment. The Owned & Operated Segment gross profit as a percent of revenue was 97% and 95% for the fourth quarter and full year 2013, respectively, compared to 88% and 85% for the fourth quarter and full year 2012, respectively. The higher gross profit as a percent of revenue in 2013 is primarily due to the transition away from the ToolBar to owned and operated websites and applications.

Operating expense was $5.6 million in the fourth quarter. This is a $4.3 million decrease from the same quarter last year and a $8.1 million decrease for the full year 2013 compared to the prior year. All three categories of operating expense; marketing costs, compensation, and selling, general & administration expense decreased in the fourth quarter and full year this year compared to the same periods last year.

Marketing costs are primarily associated with the Owned & Operated Segment where we spend money to drive traffic to our landing pages where a successful result is when a consumer clicks on an advertisement or downloads our products. Marketing costs decreased $1.3 million in the fourth quarter of 2013 from the same quarter in the prior year and decreased $3.8 million from the full year 2013 compared to the year 2012. The lower marketing cost is due to the transition away from the ToolBar products.

Compensation expense decreased $950 thousand in the fourth quarter of 2013 from the same quarter in the prior year and decreased $678 thousand for the full year 2013 compared to 2012. The decrease in the quarter is primarily due to a severance charge in the fourth quarter of 2012 of $505 thousand and due to a lower number of employees this year over last. There were 34 full-time permanent employees at Inuvo at the end of December 2013 compared to 47 employees a year ago. Selling, general & administration expense, or S, G & A expense decreased $2 million in the fourth quarter of 2013 compared to the same quarter in the prior year and decreased $3.6 million for the full year 2013 compared to 2012. The decrease in the current quarter S, G & A expense is due primarily to lower facilities expense and lower depreciation and amortization expense associated with the closing of offices and data centers in New York and Florida in the first quarter of this year. In addition, we had over accrued franchise taxes and bad debt reserve, both of which were adjusted in the fourth quarter of 2013.

We expect marketing costs to increase on a quarterly basis as we roll out new owned and operated websites and applications. On an annual basis, we expect both compensation expense and S, G & A expense to be lower in 2014 compared to 2013.

Other net expense is primarily interest and that was $86 thousand in the fourth quarter of 2013. Last year’s other net expense was $164 thousand. This year’s lower expense is due to lower average loan balances.

The company reported a $76 thousand income tax benefit in the fourth quarter of 2013 due to amortizing its deferred tax liability generated from intangible assets acquired in the March 2012 acquisition.

Net income from discontinued operations was $46 thousand in the fourth quarter of 2013 and was composed of a reversal of liabilities to web publishers and vendors from 2009 and earlier, this compares to a loss of $41 thousand in the same period last year.

The Company reported a net loss in the fourth quarter of 2013 of $253 thousand, or $0.01 per share loss, compared to a net loss of $864 thousand or $0.04 per share loss in the prior year quarter. As mentioned earlier, the Company also took a one-time $263,000 reserve in the quarter, which adversely impacted Net Income. For the year ended December 31, 2013, Inuvo reported a net income of $477 thousand or $0.02 per diluted share compared to a net loss in the prior year of $7 million or $0.34 per share loss.

EBITDA, adjusted for stock compensation expense and accrued severances and other non-cash expenses was approximately $80 thousand in the quarter that ended December 31, 2013 and that compares to an adjusted EBITDA of $1 million in the same quarter of the prior year.

Balance Sheet as of December 31, 2013

Turning to the balance sheet, cash and cash equivalents totaled $3.1 million at December 31, 2013 compared to $3.4 million at the end of 2012. Bank debt was approximately $6.1 million compared to $7.8 million at the end of 2012. Stockholders’ equity is $5.3 million up from $4.2 million at the end of last year.

I would like to now turn the call back to Rich for closing remarks.

Richard Howe Comments: - Thanks Wally.
We had a very successful 2013. It was a year in which - we moved the company to a new State at no cost to shareholders – we reduced operating expenses $8 million dollars – we delivered $1/2 million of net income coming off a Year where we lost $7 million – we grew a brand new business to its current $15 million run rate and we reduced our debt from $7.8 million to $6.1 million dollars.

As we look ahead towards 2014 we have 2 primary objectives for the year and they are respectively:

1)
To focus on growing our Owned & Operated network of sites and mobile applications. We recently announced yet another expansion of the O/O business with the launch of our Travel site, the expansion of the Finance site and the redesign of the Local site. Please see our press release for more details.

And

2)
To focus on the expansion of the Partner network into the mobile space. We entered this vertical last year with a number of tests and this year we plan to dedicate resources and capital to aggressively build out our mobile presence. This business grew 35% Year-over-Year in 2013.

In conclusion, We expect 2014 to be more profitable then 2013 - We expect our O/O business to continue to grow aggressively - We expect to be transitioned away from the Toolbar business entirely within the first quarter, typically our lowest quarter in any year and – we expect to have a greater percentage of overall revenue be from mobile.

I would like to now turn the call back over to the operator for questions and answers.
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Richard Howe Closing Comments:

I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in Inuvo and look forward to reporting progress over the coming quarters.

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